Performance Sports Group Reports Fiscal Third Quarter 2016 Results

- Outlook for Fiscal 2016 Adjusted EPS Remains Unchanged -

EXETER, NH - April 14, 2016 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, reported financial results for its fiscal third quarter ended February 29, 2016 (“Q3 2016”).

All figures are in U.S. dollars and reflect the Company’s transition from IFRS to U.S. GAAP. Certain metrics, including those expressed on an adjusted and/or constant currency basis, are non-GAAP financial measures (see “Non-GAAP Financial Measures” and the reconciliation tables further below).

Q3 2016 Financial Overview vs. Year-Ago Quarter

▪	Revenues totaled $126.1 million, declining 8% (down 4% in constant currency).

▪	Adjusted Gross Profit margin was 31.9%, down 170 basis points (up 200 basis points in constant currency).

▪	Gross profit margin was 28.1%, down 260 basis points (up 110 basis points in constant currency).

▪
Adjusted EBITDA was a loss of $11.0 million compared to Adjusted EBITDA of $14.6 million (Q3 2016 Adjusted EBITDA loss of $5.1 million in constant currency). The decline in year-over-year Adjusted EBITDA was primarily driven by $18.7 million in incremental bad debt expense compared to the prior year and lower baseball/softball revenues.

▪
Adjusted Net Loss totaled $14.8 million or $(0.32) per diluted share, compared to Adjusted Net Income of $5.6 million or $0.12 per diluted share (Q3 2016 Adjusted Net Loss of $10.6 million or $(0.23) per diluted share in constant currency). Q3 2016 Adjusted Net Loss included $0.25 per diluted share in bad debt expense and an approximate $0.03 per diluted share impact due to a lower than expected effective tax rate. This impact is not expected to change the Company’s fiscal 2016 Adjusted EPS outlook.

▪	The Company recorded a non-cash impairment charge of $145.1 million in its baseball/softball segment and a $19.2 million deferred tax asset valuation allowance in the third quarter.

▪
Net loss totaled $188.1 million or $(4.13) per diluted share, compared to a net loss of $12.5 million or $(0.28) per diluted share (Q3 2016 net loss of $185.7 million or $(4.08) per diluted share in constant currency).

▪
Net loss excluding intangible asset and goodwill impairment, deferred tax asset valuation allowance and bad debt expense was $18.3 million or $(0.40) per diluted share (Q3 2016 net loss of $15.8 million or $(0.35) per diluted share in constant currency with the same exclusions).

Management Commentary
“As described in our March 2016 preliminary release, our third quarter results were impacted by adverse market conditions and related customer credit issues,” said Amir Rosenthal, President, PSG Brands and Interim CEO. “Specifically, the baseball/softball market is experiencing an unexpected and significant downturn in retail sales across all product categories, particularly in our important bat category. This downturn was in addition to the chapter 11 filing by one of the largest U.S. national sporting goods retailers, which also impacted sales for our baseball and softball products. In light of these events, including the bankruptcy of an internet baseball retailer in our second quarter, we increased our bad debt reserves in the third quarter for certain of our U.S. hockey and baseball/softball customers.

“These challenges were partially offset by strength in our overall hockey and lacrosse businesses. We grew hockey sales despite retail consolidation in the U.S. market and recent financial difficulties experienced by several of our U.S. customers. Hockey sales in our third quarter were up 14% on a constant currency basis, primarily due to growth in protective, team apparel, goalie and street hockey, higher closeouts, sales from our Own The Moment retail stores, the acquisition of Easton Hockey, and hockey equipment price increases. Lacrosse sales grew by 6% due to strength in the MAVERIK line of heads, shafts and protective gear.

“We expect the challenges that we faced in our U.S. baseball/softball business during the third quarter will continue into the fourth quarter. In hockey, we continue to expect our non-U.S. order book for the important Back-to-Hockey season, which begins in our fourth quarter, to show continued resilience, with constant currency orders up by low-to-mid single digits. Due to a SAP upgrade for our hockey business scheduled to go into effect in early June, we are working with our customers to ensure on-time deliveries for this all-important season, and as a result, our outlook includes approximately $20 million of early June booking orders that are likely to be shipped in May of this fiscal year.

“For the remainder of fiscal 2016, we continue to expect our cash will be used to reduce debt, and we expect to finish the year with a balance under $100 million on our asset-based revolving loan. Looking towards fiscal 2017, debt reduction will remain a top priority while we also focus on several initiatives to improve our profitability. Despite recent challenges, we continue to have strong brands, industry-leading product innovation, and great connections with our core consumers, and we believe that there are further opportunities to increase market share over the long-term in all of our sports.”

Q3 2016 Financial Results
Revenues in the fiscal third quarter decreased 8% to $126.1 million compared to $137.7 million in the same year-ago quarter. On a constant currency basis, revenues were down 4% to $131.9 million. The 8% decline was primarily due to the significant downturn in the baseball/softball market and the unfavorable impact from foreign exchange, which disproportionately impacts hockey sales. Partially offsetting the revenue decline was 14% constant currency sales growth in hockey, as well as a 6% increase in lacrosse sales.

Adjusted Gross Profit in the third quarter decreased 13% to $40.2 million compared to $46.3 million in the same year-ago quarter. On a constant currency basis, Adjusted Gross Profit decreased 2% to $47.0 million. As a percentage of revenues, Adjusted Gross Profit decreased 170 basis points to 31.9% compared to 33.6% in the year-ago quarter. This was primarily driven by unfavorable foreign exchange rates, which more than offset hockey price increases in Canada and lower hockey product costs resulting from the Company’s five-year supply chain initiative, as well as a reduction in commodity-related factory input costs from Asian vendors. On a constant currency basis, Adjusted Gross Profit margin was up 200 basis points to 35.6%.

Gross profit in the third quarter decreased 16% to $35.4 million compared to $42.3 million in the year-ago quarter. On a constant currency basis, gross profit decreased slightly to $41.9 million. As a percentage of revenues, gross profit decreased 260 basis points to 28.1% compared to 30.7% in the year-ago quarter. On a constant currency basis, gross profit margin was up 110 basis points to 31.8%.

SG&A expenses in the third quarter increased to $54.5 million compared to $34.1 million in the year-ago quarter. This increase was primarily due to the receivable write-down from a U.S. national sporting goods retailer that filed under chapter 11 and additional bad debt reserves, primarily for certain U.S. hockey customers. SG&A expenses also included costs related to Own The Moment, the Easton Hockey acquisition, Q30 Technology, and IT infrastructure investments, partially offset by a reduction in performance-based incentives and a favorable impact from foreign exchange. On a constant currency basis, SG&A expenses increased to $56.1 million. Excluding costs associated with one-time acquisition and rebranding-related costs, share-based payment expense, and start-up costs related to Own The Moment, SG&A expenses as a percentage of revenues increased to 38.2% compared to 21.4% in the year-ago quarter. The increase was primarily driven by incremental bad debt expense compared to the same year-ago quarter of 1,470 basis points.

R&D expenses in the third quarter increased 8% to $6.4 million compared to $6.0 million in the year-ago quarter. On a constant currency basis, R&D expenses increased 15% to $6.9 million. As a percentage of revenues, R&D expenses increased 70 basis points to 5.1% compared to 4.4% in the year-ago quarter due to the Company’s continued focus on innovative product development.

Adjusted EBITDA was a loss of $11.0 million compared to Adjusted EBITDA of $14.6 million in the year-ago quarter. Third quarter fiscal 2016 Adjusted EBITDA included $18.7 million in incremental bad debt expense compared to the same period last year. On a constant currency basis, Adjusted EBITDA was a loss of $5.1 million.

The Company’s third quarter financial performance and decline in market capitalization, combined with a reduction in fourth quarter Adjusted EPS guidance, required an assessment of the value of indefinite-lived and definite-lived assets, including goodwill by operating segment. As a result of the assessment, Performance Sports Group booked a non-cash impairment charge of $145.1 million within the Baseball/Softball reporting unit. Goodwill and intangible assets related to hockey and lacrosse were not impaired. This impairment does not adversely affect the Company’s debt position, compliance with financial covenants, liquidity or cash flow.

During the third quarter, Performance Sports Group assessed its ability to realize its deferred tax assets given the latest forecasted net taxable loss for the current year and other factors. As a result, it determined that a full valuation allowance was required and the Company recorded a $19.2 million valuation allowance in the third quarter. However, this allowance does not impact the Company’s ability to utilize its net operating losses in future tax filings.

Adjusted Net Loss, which excludes the tax valuation allowance and goodwill impairment, as well as other items described below, was $14.8 million or $(0.32) per diluted share, compared to Adjusted Net Income of $5.6 million or $0.12 per diluted share in the year-ago quarter. The impact of foreign currency reduced Adjusted Net Loss by approximately $0.09 per diluted share compared to the third quarter last year, and bad debt expense reduced Adjusted Net Loss by approximately $0.25 per diluted share. The third quarter of fiscal 2016 also included an approximate $0.03 per diluted share impact due to a lower than expected effective tax rate, which the Company estimates will be offset by less taxes on fourth quarter earnings. On a constant currency basis, Adjusted Net Loss was $10.6 million or $(0.23) per diluted share.

Net loss in the third quarter was $188.1 million or $(4.13) per diluted share, compared to a net loss of $12.5 million or $(0.28) per diluted share in the year-ago quarter. On a constant currency basis, net loss was $185.7 million or $(4.08) per diluted share. Excluding intangible asset and goodwill impairment, the non-cash deferred tax valuation allowance, and bad debt expense, net loss was $18.3 million or $(0.40) per diluted share. With the same exclusions, net loss in the third quarter on a constant currency basis was $15.8 million or $(0.35) per diluted share.

On February 29, 2016, working capital was $305.5 million compared to $338.6 million at February 28, 2015, and total debt was $439.7 million compared to $431.2 million at February 28, 2015. Performance Sports Group’s leverage ratio, defined as term debt outstanding plus trailing twelve months average revolver less cash, divided by trailing twelve months Adjusted EBITDA, stood at 10.98x as of February 29, 2016 compared to 3.87x one year ago. Excluding the impact of foreign currency on the Company's trailing 12-month EBITDA, the leverage ratio was 5.72x. As a result of the Company’s third quarter results and current Adjusted EPS outlook for fiscal 2016, the Company currently expects its leverage ratios to be approximately the same by the end of fiscal 2016 and will communicate revised expectations for fiscal 2017 leverage in the future.

Segment Review
Hockey revenues in the third quarter increased 4% (up 14% on a constant currency basis) to $56.3 million compared to $53.9 million in the year-ago quarter. Revenue growth was primarily due to growth in protective, team apparel, goalie and street hockey, higher closeout sales, sales from Own The Moment, the acquisition of Easton Hockey, and hockey equipment price increases in Canada.

Hockey EBITDA in the third quarter was a loss of $15.9 million (a loss of $10.0 million on a constant currency basis) compared to a loss of $3.9 million in the year-ago quarter. This was driven by bad debt reserves for certain U.S. customers, the unfavorable impact from foreign exchange and the acquisition of Easton Hockey.

Baseball/Softball revenues in the third quarter decreased 20% (including and excluding the impact of foreign currency) to $57.3 million compared to $71.9 million in the year-ago quarter. This was due to lower revenue in the Company’s important bat category, the loss of sales as a result of the chapter 11 filing by one of the largest U.S. national sporting goods retailers, as well as the bankruptcy of an internet baseball retailer in the second quarter. These results were partially offset by a 9% increase in sales from COMBAT due to an earlier launch of the MAXUM line of bats, which also continued to perform strongly in the third quarter.

Baseball/Softball EBITDA in the third quarter decreased 81% (down 79% on a constant currency basis) to $3.6 million compared to $18.9 million in the year-ago quarter, primarily due to lower revenues as well as the write-down of the receivable balance from the U.S. national sporting goods retailer that filed under chapter 11.

Revenues in the Company’s Other Sports segment, which comprises lacrosse and soccer, increased 6% (including and excluding the impact of foreign currency) to $12.5 million compared to $11.9 million in the year-ago quarter. This was due to a 6% increase in lacrosse sales, which was driven by strong growth in the MAVERIK line of heads, shafts and protective gear.

Other Sports EBITDA in the third quarter increased 27% (up 23% on a constant currency basis) to $2.7 million compared to $2.1 million in the year-ago quarter, driven by revenue growth and lower margins in the year-ago quarter due to the recertification of the CASCADE R helmet.

Outlook
The Company continues to expect Adjusted EPS in fiscal 2016 of approximately $0.12 to $0.14 per diluted share ($0.59 to $0.61 per diluted share on a constant currency basis), compared to Adjusted EPS of $1.02 per diluted share in fiscal 2015. Due to the aforementioned tax rate impact in the third fiscal quarter, fourth quarter Adjusted EPS is now expected to be approximately $0.18 to $0.20 per diluted share ($0.22 to $0.24 per diluted share on a constant currency basis), compared to Adjusted EPS of $0.19 per diluted share in the same quarter last year. The updated fourth quarter outlook is compared to the Company’s previous expectation for Adjusted EPS of $0.15 to

$0.17 per diluted share ($0.20 to $0.22 per diluted share on a constant currency basis). See “Caution Regarding Forward-Looking Statements” further below.

Conference Call
Performance Sports Group will hold a conference call tomorrow, April 15, 2016, at 10:00 a.m. Eastern time to discuss its fiscal 2016 third quarter results.

President, PSG Brands and Interim CEO Amir Rosenthal and CFO Mark Vendetti will host the conference call, followed by a question and answer period.

Date: Friday, April 15, 2016
Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)
Toll-free dial-in number: 1-877-852-6583
International dial-in number: 1-719-325-4863
Conference ID: 3634565

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=118871 and via the investors section of the Company’s website at www.PerformanceSportsGroup.com.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through April 29, 2016.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 3634565

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and is a leader in North America in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. In addition, the Company distributes its hockey products through its Burlington,

Massachusetts and Bloomington, Minnesota Own The Moment Hockey Experience retail stores. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA, Other Sports EBITDA and constant currency metrics are non-GAAP financial measures. These non-GAAP financial measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. When used, these measures are defined in such terms as to allow the reconciliation to the closest GAAP measure. These measures are provided as additional information to complement those GAAP measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under GAAP. The Company uses non-GAAP financial measures, such as Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA, Other Sports EBITDA and constant currency metrics, to provide investors with a supplemental measure of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-GAAP financial measures in the evaluation of issuers. The Company also uses non-GAAP financial measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets, and to assess its ability to meet future debt service, capital expenditure, and working capital requirements.

Adjusted Gross Profit is defined as gross profit plus the following expenses which are part of cost of goods sold: (i) amortization and depreciation of intangible assets, (ii) non-cash charges to cost of goods sold resulting from fair market value adjustments to inventory as a result of business acquisitions, (iii) reserves established to dispose of obsolete inventory acquired from acquisitions and (iv) other one-time or non-cash items. Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-Canadian initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted EPS is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-

related intangible assets for acquisitions since the Company’s initial public offering in Canada, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

The profitability of the Company’s operating segments is evaluated using EBITDA adjusted for items excluded by the Chief Operating Decision Maker. Certain Company functional platform costs are directly allocated to each operating segment based on usage or other relevant operational metrics. Company’s functional platform costs consist of expenses incurred by centrally-managed functions, including global information systems, finance and legal, distribution and logistics, sourcing and manufacturing, and other miscellaneous costs. Company corporate expenses, currency related gains (losses), acquisition related expenses and other costs are not controlled by the management at each operating segment and therefore are excluded from segment EBITDA. Company corporate expenses consist of executive compensation and administration costs, public company costs, certain tax credits and other miscellaneous costs. See “Note 15 - Segment Information” in the Company’s financial statements included in the quarterly report on Form 10-Q dated April 14, 2016.

All references to “constant currency” or “currency neutral” a non-GAAP financial measure, reflect the impact of translating the current period results at the monthly foreign exchange rates of the prior year period, the effect of changes in the value of the Canadian dollar against the U.S. dollar on our cost of goods purchased for sale outside of the United States, including the related realized gains/losses on derivatives and the realized gains/losses generated from revaluing non-functional currency assets and liabilities. The reported foreign exchange impact does not include the impact of fluctuations in Asian currencies against the U.S. dollar and their related effect on our Asian-sourced finished goods. For more information, see “Part 1. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting our Performance - Impact of Foreign Exchange and Hedging Practices” in the Company’s quarterly report on Form 10-Q dated April 14, 2016.

A reconciliation of these non-GAAP financial measures to the relevant GAAP measure can be found in the tables at the end of this press release and in the Company's quarterly report on Form 10-Q dated April 14, 2016 under “Non-GAAP Financial Measures.”

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, the expectation that the Company’s fiscal 2016 Adjusted EPS outlook will remain unchanged, the expectation that the challenges the Company’s U.S. baseball/softball business experienced during the fiscal third quarter will continue into the fiscal fourth quarter, the expectation that our non-U.S. order book for the important Back-to-Hockey season will show continued resilience, with constant currency orders up by low-to-mid single digits, the anticipated SAP upgrade, including timing thereof, for our hockey business that is scheduled to go into effect in early June and the resulting inclusion of approximately $20 million of early June booking orders that are likely to be shipped in May of this fiscal year, that the balance under the Company’s asset-

based revolving loan will decrease to less than $100 million by the end of fiscal 2016, the expectation that the impairment of goodwill and intangible assets will not adversely affect the Company’s debt position, compliance with financial covenants, liquidity or cash flow, the assessment relating to the ability of the Company to realize deferred tax assets given the forecasted net taxable loss for the current fiscal year, the expectation that tax losses incurred in the fiscal third quarter will be offset by less taxes on earnings in the fiscal fourth quarter, the expectation that Adjusted EPS in fiscal 2016 will be approximately $0.12 to $0.14 per diluted share, ($0.59 to $0.61 per diluted share on a constant currency basis), the expectation that Adjusted EPS in the fiscal fourth quarter will be approximately $0.18 to $0.20 per diluted share ($0.22 to $0.24 per diluted share on a constant currency basis), and the belief that further opportunities are available to increase market share over the long-term in each of the sports in which the Company competes. The words “may,” “will,” “would,” “should,” “could,” “expects,” “plans,” “intends,” “trends,” “indications,” “anticipates,” “believes,” “estimates,” “predicts,” “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Implicit in forward-looking statements in respect of the Company’s outlook for the fiscal fourth quarter and 2016 fiscal year and our expected debt reduction during the remainder of fiscal 2016, are assumptions regarding, among other things, the SAP upgrade, including timing thereof, for our hockey business that is scheduled to go into effect in early June and the resulting inclusion of approximately $20 million of early June booking orders that are likely to be shipped in May of this fiscal year, reduced sales for our baseball and softball products continuing for the remainder of fiscal 2016 due to the weakening of demand at retail and the recent chapter 11 filing of one of the largest U.S. national sporting goods retailers and the bankruptcy of an internet baseball retailer, the appropriateness of our bad debt reserves and our bad debt expense remaining consistent with prior year levels, our customers’ ability to make payments when due consistent with historical practice, capital expenditures remaining in line with our forecast, currency rates remaining near current levels for the remainder of fiscal 2016, no material interest rate increase in relation to our outstanding indebtedness for the remainder of fiscal 2016, the Company achieving its expected levels of hockey booking orders and translating such booking orders into realized sales, the Company realizing the expected savings from its cost savings and other initiatives, and maintaining a tax rate consistent with management expectations. These assumptions, although considered reasonable by the Company at the time of preparation, may prove to be incorrect. Readers are cautioned that actual future operating results and economic performance of the Company, including with respect to the Company’s outlook for the fiscal fourth quarter and 2016 fiscal year and our expected debt reduction during the remainder of fiscal 2016, are subject to a number of risks and uncertainties, including, among other things, those described below, the risk that the SAP upgrade scheduled to go into effect in early June will be delayed resulting in a resulting delay of the shipment of products that are likely to be shipped in May of this fiscal year, the risk that excess retail inventory in the U.S. baseball/softball market results in more than anticipated cancelled or delayed orders by the Company’s customers, the risk that customers are unable to make payments to the Company when due resulting in additional bad debt expense, changes in foreign currency rates, interest rate changes, inability to translate booking orders into realized sales, inability to introduce new and innovative products, inability to generate demand for our products, inability to achieve the benefits anticipated from the Company’s cost savings and other initiatives, and general economic, market and business conditions, and could differ materially from what is currently expected as set out above.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to maintain and enhance brands, inability to introduce new and innovative products, intense competition in the sporting equipment and apparel industries, inability to own, enforce, defend and protect intellectual property rights worldwide, costs associated with potential lawsuits to enforce, defend or protect intellectual property rights, inability to protect our brands and rights to use such brands, infringement of intellectual property rights of others, inability to translate booking orders into realized sales, including risks associated with changes in the mix or timing of orders placed by customers, seasonal fluctuations in our operating results and the trading price of our Common Shares, decrease in popularity of ice hockey, baseball and softball, roller hockey or lacrosse, reduced popularity of the National Hockey League, Major League Baseball or other professional or amateur leagues in sports in which our products are used, adverse publicity of athletes who use our products or the sports in which our products are used, inability to ensure third-party suppliers will meet quality and regulatory standards, reliance on third-party suppliers and manufacturers, disruption of distribution systems, loss of significant customers or suppliers, loss of key customers’ business due to customer consolidation, losses resulting from customer insolvency events, change in the sales mix towards larger customers, cost of raw materials, shipping costs and other cost pressures, risks associated with doing business abroad, inability to expand into international market segments, inability to accurately forecast demand for products, inventory shrinkage, excess inventory due to inaccurate demand forecasts, product liability, warranty and recall claims, inability to successfully design products that satisfy testing protocols and standards established by testing and athletic governing bodies, inability to obtain and maintain necessary approvals in respect of products that may be considered medical devices, inability to successfully open and operate Own The Moment Hockey Experience retail stores, inability to successfully implement our strategic initiatives on anticipated timelines, including our profitability improvement initiative, risks associated with our third-party suppliers and manufacturers failing to manufacture products that comply with all applicable laws and regulations, inability to source merchandise profitably in the event new trade restrictions are imposed or existing trade restrictions become more burdensome, departure of senior executives or other key personnel with specialized market knowledge and technical skills, litigation, including certain class action lawsuits, employment or union-related disputes, disruption of information technology systems, including damages from computer viruses, unauthorized access, cyberattack and other security vulnerabilities, potential environmental liabilities, restrictive covenants in our credit facilities, increasing levels of indebtedness, inability to generate sufficient cash to fund operations or service the Company’s indebtedness, failure to make, integrate, and maintain new acquisitions, inability to realize growth opportunities or cost synergies that are anticipated to result from new acquisitions such as (i) the acquisition of exclusive and perpetual licensing rights in technology assets from Q30 Sports, LLC, (ii) the purchase of a non-controlling interest in Q30 Sports Science, LLC, and (iii) Easton Hockey, undisclosed liabilities acquired pursuant to recent acquisitions, volatility in the market price for our Common Shares, possibility that we will need additional capital in the future, incurrence of additional expenses as a result of the loss of our foreign private issuer status, assertion that the acquisition of the Bauer Hockey business at the time of the Canadian initial public offering of Common Shares on the Toronto Stock Exchange completed on March 10, 2011 was an inversion transaction, our current intention not to pay cash dividends, dependence on the performance of subsidiaries given our status as a holding company, potential inability of investors to enforce judgments against the Company and its directors, fluctuations in the value of certain foreign currencies, including the Canadian dollar, in relation to the U.S. dollar, and other world currencies, general adverse economic and market conditions, changes in government regulations, including tax laws and unanticipated tax liabilities and natural disasters and geo-political events, as well as the factors identified in the “Risk Factors” sections of the Company’s annual report on Form 10-K and quarterly report on Form 10-Q dated April 14, 2016, which are available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	February 29, 2016	May 31, 2015
ASSETS
Cash	$2,584	$2,932
Restricted cash	2,000	—
Trade and other receivables, net of allowance for doubtful accounts of $25,256 and $2,038, respectively	191,659	199,375
Inventories, net	171,573	174,546
Income taxes receivable	10,419	7,393
Deferred income taxes	—	15,465
Prepaid expenses and other current assets	7,528	4,985
Total current assets	385,763	404,696

Property, plant and equipment, net of accumulated depreciation of $25,769 and $19,337, respectively	67,855	47,051
Goodwill	46,950	102,755
Intangible assets, net	185,700	276,754
Deferred income taxes	—	8,150
Other non-current assets	11,662	5,511
TOTAL ASSETS	$697,930	$844,917

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$117,073	$90,550
Accounts payable	57,729	41,518
Accrued liabilities	47,688	45,756
Current portion of retirement benefit obligations	300	320
Current portion of financing and capital lease obligations	184	179
Total current liabilities	222,974	178,323

Long-term debt	322,638	320,271
Retirement benefit obligations	4,434	5,057
Financing and capital lease obligations	25,628	14,406
Deferred income taxes	10,071	14,741
Other non-current liabilities	1,593	358
TOTAL LIABILITIES	587,338	533,156

STOCKHOLDERS' EQUITY
Common stock, no par value; unlimited shares authorized; 45,566,680, and 45,552,180 shares issued and outstanding at February 29, 2016 and May 31, 2015, respectively	273,382	273,332
Additional paid-in capital	4,075	5,385
Retained earnings (deficit)	(140,889)	56,022
Accumulated other comprehensive loss	(25,976)	(22,978)
TOTAL STOCKHOLDERS' EQUITY	110,592	311,761
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$697,930	$844,917

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
(In thousands, except share and per share data)

	Three months ended February 29 and 28,		Nine months ended February 29 and 28,
	2016	2015	2016	2015
Revenues	$126,081	$137,746	$454,157	$507,135
Cost of goods sold	90,689	95,489	320,381	345,009
Gross profit	35,392	42,257	133,776	162,126
Selling, general and administrative expenses	54,443	34,118	134,083	109,069
Research and development expenses	6,434	5,974	18,579	18,509
Impairment of goodwill and intangible assets	145,112	—	145,112	—
Operating income (loss)	(170,597)	2,165	(163,998)	34,548
Interest expense, net	5,406	4,768	15,688	14,960
Realized gain on derivatives	(746)	(1,431)	(1,983)	(4,878)
Unrealized loss on derivatives	2,589	56	1,224	994
Foreign exchange loss	483	13,243	8,796	20,341
Gain on bargain purchase	(987)	—	(987)	—
Other expenses (income)	(7)	64	(42)	152
Income (loss) before income taxes	(177,335)	(14,535)	(186,694)	2,979
Income tax expense (benefit)	10,722	(2,071)	10,217	3,665
Net loss	$(188,057)	$(12,464)	$(196,911)	$(686)

Earnings (loss) per share:
Basic	$(4.13)	$(0.28)	$(4.32)	$(0.02)
Diluted	$(4.13)	$(0.28)	$(4.32)	$(0.02)
Weighted-average shares outstanding:
Basic	45,566,680	44,699,821	45,558,534	43,559,710
Diluted	45,566,680	44,699,821	45,558,534	43,559,710

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Gross profit	$35.4	$42.3	$133.8	$162.1
Amortization & depreciation of intangible assets	3.1	3.4	9.2	10.3
Inventory step-up/step-down & reserves	—	—	—	7.1
Other	1.7	0.6	3.5	2.4
Adjusted Gross Profit	$40.2	$46.3	$146.5	$181.9

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Net income (loss)	$(188.1)	$(12.5)	$(196.9)	$(0.7)
Income tax expense (benefit)	10.7	(2.1)	10.2	3.7
Depreciation & amortization	5.7	5.4	16.5	15.8
Interest expense, net	4.9	4.1	14.0	13.1
Deferred financing fees	0.5	0.6	1.7	1.9
Gain on bargain purchase	(1.0)	—	(1.0)	—
Unrealized (gain)/loss on derivative instruments, net	2.6	0.1	1.2	1.0
Foreign exchange (gain)/loss	0.5	13.2	8.8	20.3
EBITDA	$(164.2)	$8.8	$(145.5)	$55.1
Acquisition Related Charges:
Inventory step-up/step-down & reserves	—	—	—	7.1
Rebranding/integration costs	3.2	1.2	10.4	4.6
Acquisition costs	1.4	1.4	3.4	2.5
Subtotal	$4.6	$2.6	$13.8	$14.2
Costs related to share offerings	—	—	—	0.1
Share-based payment expense	1.7	2.4	3.8	5.8
Impairment of intangibles and goodwill	145.1	—	145.1	—
Other	1.8	0.8	3.7	3.3
Adjusted EBITDA	$(11.0)	$14.6	$20.9	$78.5

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS) AND TO ADJUSTED EPS (UNAUDITED)
(Expressed in millions of U.S. dollars, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015
Net income (loss)	$(188.1)	$(12.5)	$(196.9)	$(0.7)
Foreign exchange loss / (gain)	3.6	13.4	11.5	20.2
Costs related to share offerings	—	—	—	0.1
Acquisition-related charges	7.4	5.6	22.3	23.6
Impairment of intangibles and goodwill	145.1	—	145.1	—
Share-based payment expense	1.7	2.4	3.8	5.8
Other	0.6	0.8	2.7	3.3
Tax impact on above items	14.9	(4.1)	8.6	(13.5)
Adjusted Net Income (Loss)	$(14.8)	$5.6	$(2.9)	$38.8
Average diluted shares outstanding	46,375,559	47,098,364	46,963,821	46,000,320
Adjusted EPS	$(0.32)	$0.12	$(0.06)	$0.84

PERFORMANCE SPORTS GROUP LTD.
CHANGE IN THE REPORTED U.S. DOLLARS VERSUS CONSTANT CURRENCY U.S. DOLLARS (UNAUDITED)
(Expressed in millions of U.S. dollars, except per share amounts)

	Three Months Ended
	February 29, 2016
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$126.1	$131.9	$(5.8)	(4.4)%
Gross Profit	$35.4	$41.9	$(6.5)	(15.5)%
Selling, general & administrative	$54.5	$56.1	$(1.6)	(2.9)%
Research & development	$6.4	$6.9	$(0.5)	(7.2)%
Adjusted Gross Profit	$40.2	$47.0	$(6.8)	(14.5)%
Adjusted EBITDA	$(11.0)	$(5.1)	$(5.9)	115.7%
Adjusted Net Income	$(14.8)	$(10.6)	$(4.2)	39.6%
Adjusted EPS	$(0.32)	$(0.23)	$(0.09)	39.1%
Adjusted Gross Profit %	31.9%	35.6%	(3.7)%	—

	Nine Months Ended
	February 29, 2016
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$454.2	$484.3	$(30.1)	(6.2)%
Gross Profit	$133.8	$164.0	$(30.2)	(18.4)%
Selling, general & administrative	$134.1	$138.9	$(4.8)	(3.5)%
Research & development	$18.6	$19.8	$(1.2)	(6.1)%
Adjusted Gross Profit	$146.5	$177.5	$(31.0)	(17.5)%
Adjusted EBITDA	$20.9	$49.8	$(28.9)	(58.0)%
Adjusted Net Income	$(2.9)	$17.9	$(20.8)	(116.2)%
Adjusted EPS	$(0.06)	$0.37	$(0.43)	(116.2)%
Adjusted Gross Profit %	32.3%	36.7%	(4.4)%	—

PERFORMANCE SPORTS GROUP LTD.
SEGMENT RESULTS (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended		Nine Months Ended
	February 29, 2016	February 28, 2015	February 29, 2016	February 28, 2015

Revenues:
Hockey	$56.3	$53.9	$285.7	$327.7
Baseball/Softball	57.3	71.9	140.3	153.5
Other Sports	12.5	11.9	28.2	25.9

Total Revenues	$126.1	$137.7	$454.2	$507.1

Reconciliation of Segment EBITDA to Income Before Income Taxes
Hockey	$(15.9)	$(3.9)	$10.6	$48.0
Baseball/Softball	3.6	18.9	12.7	34.1
Other Sports	2.7	2.1	2.6	2.2

Total Segment EBITDA	$(9.6)	$17.1	$25.9	$84.3

Corporate expenses	(1.4)	(2.4)	(5.0)	(5.8)
Acquisition related expenses	(4.6)	(2.5)	(13.8)	(14.1)
Depreciation and amortization	(5.7)	(5.3)	(16.5)	(15.8)
Impairment of goodwill and intangible assets	(145.1)	—	(145.1)	—
Interest expense, net	(5.4)	(4.8)	(15.7)	(15.0)
Currency related losses	(3.1)	(13.3)	(10.0)	(21.3)
Other	(2.4)	(3.3)	(6.5)	(9.3)

Income (loss) before income taxes	$(177.3)	$(14.5)	$(186.7)	$3.0

Company Contact:
Mark Vendetti
Chief Financial Officer
Tel 1-603-430-2111
investors@performancesportsgroup.com

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-610-5813
media@performancesportsgroup.com